Exhibit 99.2

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of October 9, 2020, is by and between Frank B. Manning, Terry Manning, Rebecca Manning, Peter R. Kramer, Bruce M. Kramer, the Bruce M. Kramer Living Trust under agreement dated July 31, 1996, Elizabeth T. Folsom, and Joseph Donovan (collectively, the “Sellers”), Zulu Holdings LLC, a New Hampshire limited liability company (the “Buyer”), and, solely with regard to Sections 4.3, 4.4 and 4.5 hereof, Jeremy Hitchcock.

WHEREAS, each Seller beneficially owns and desires to sell the number of shares of the common stock, par value $0.01 per share, of Zoom Telephonics, Inc. (the “Company”) set forth opposite such Seller’s name on Exhibit C hereto  (the “Shares”), totaling 3,543,894 Shares; and

WHEREAS, each Seller desires to sell the Shares listed opposite such Seller’s name on Exhibit C to the Buyer, and the Buyer desires to buy all such Shares, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

1.1.          Sale of Shares.  Upon the terms and subject to the conditions of this Agreement, each Seller hereby agrees, severally and not jointly, to transfer, assign, set over and deliver to the Buyer, and the Buyer agrees to purchase from each Seller, all of each such Sellers’ right, title and interest in and to such Seller’s Shares, together with and subject to all registration rights and other contractual rights of the Sellers with regard to the Shares. The purchase and sale of the Shares (the “Closing”) shall take place on October 9, 2020 or on such other date as the Buyer and the Sellers shall mutually agree (the “Closing Date”). The parties acknowledge and agree that certain of the Shares to be delivered hereunder include shares that a Seller will be purchasing concurrently with the Closing of this transaction pursuant to the exercise of the stock options set forth for such Seller in Exhibit C-1 attached hereto (the “Option Shares”).  The Buyer and each Seller, severally and not jointly, hereby agrees to take such actions and execute such documents as may be reasonably required to effect the purchase and sale of the Shares as contemplated by this Agreement. For the avoidance of doubt, no Seller shall be liable for the breach by any other Seller of any representation, warranty or covenants made by such other Seller set forth herein, it being understood that each Seller is making all such representations, warranties and covenants severally and not jointly.  Notwithstanding anything herein to the contrary, no party to this Agreement shall be required to sell or purchase Shares unless all Shares are purchased and sold on the Closing.

1.2           Purchase Price.  The purchase price for the Shares shall be in an amount equal to U.S. $2.50 for each Share, totaling U.S. $8,859,735.00 in the aggregate for all the Shares (the “Purchase Price”).  The Purchase Price will be paid as follows:

(i)	$2,657,920.50 in cash at Closing, by wire transfer of immediately available funds to the account or accounts designated by the Sellers in writing on or before the Closing Date; and

(ii)	$6,201,814.50 by delivery of a secured promissory note to the Sellers (the “Note”) bearing interest at the rate of 0.14% per annum, in the form attached hereto as Exhibit A.

The Note will be secured by a personal guaranty by Jeremy Hitchcock (the “Guaranty”) in the form attached hereto as Exhibit B.

1.3           Other Closing Documents.

(i)	Each of Frank B. Manning, Peter R. Kramer and Joseph Donovan shall have delivered the Option Exercise Forms for the Option Shares in the form attached hereto as Exhibit D.

(ii)	Such additional agreements and other materials as Buyer shall reasonably request to effectuate the delivery to Buyer of the Shares, including without limitation the Option Shares;

(iii)	Each of Frank B. Manning, Peter R. Kramer and Joseph Donovan shall deliver the resignations contemplated by Section 4.1 in the form attached hereto as Exhibit E (the “Resignations”).

ARTICLE II

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SELLERS

Each Seller hereby, severally and not jointly, represents and warrants to, and agrees with, the Buyer, as of the date hereof and as of the Closing Date, as follows:

2.1          Capacity; Authority; Validity.  Such Seller has all necessary capacity, power and authority to enter into this Agreement and to perform all the obligations to be performed by the Seller hereunder; this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary action of the Seller; this Agreement has been duly executed and delivered by the Seller; and assuming the due execution and delivery of this Agreement by the Buyer and the other Sellers, this Agreement constitutes the legal, valid and binding obligation of such Seller enforceable against the Seller in accordance with its terms.

2.2           Title to Shares. Such Seller is the sole owner of, and has good, valid and marketable title to, the Shares (or the right to acquire such Shares) as set forth on Exhibits C and C1 hereto (all of a portion of which may be held in a brokerage account), free and clear of any lien, pledge, claim, security interest, encumbrance or charge of any kind (together, “Lien”), other than Permitted Liens (as defined below).  Other than as contemplated by this Agreement, the Sellers shall not sell, assign, or otherwise transfer all or any portion of their right, title and interest in and to the Shares, or create, incur, assume or permit to exist any Lien on the Shares other than the Permitted Liens.  For purposes of this Agreement, “Permitted Liens” shall mean (i) restrictions on transfer that may be imposed by applicable securities law, (ii) the terms and conditions of any standard brokerage account pursuant to which the Shares are held, (iii) to the extent applicable, the restrictions set forth in the May SPA (as defined in Section 4.7), and (iv) with respect to the Option Shares the terms and conditions of the applicable stock option agreement and associated equity incentive plan pursuant to which such shares are subject and will be issued.  The “Closing Permitted Liens” shall include the Permitted Liens other than the Permitted Liens set forth in clauses (ii) in the definition thereof.  The Shares, when delivered hereunder, shall be delivered free and clear of all Liens other than the Closing Permitted Liens.

2.3          No Violation of Law or Agreement.  Neither the execution and delivery of this Agreement by such Seller, nor the consummation of the transactions contemplated hereby by the Seller, will violate any judgment, order, writ, decree, law, rule or regulation or agreement applicable to the Seller or create any Lien (other than the Permitted Closing Liens) over the Shares.

2.4           No Broker.  No broker, finder or investment banker is entitled to any brokerage, finder or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers that:

3.1          Capacity; Authority; Validity.  The Buyer has all necessary capacity, power and authority to enter into this Agreement and to perform all the obligations to be performed by the Buyer hereunder; this Agreement and the consummation by the Buyer of the transactions contemplated hereby has been duly and validly authorized by all necessary action of the Buyer; this Agreement has been duly executed and delivered by the Buyer; and assuming the due execution and delivery of this Agreement by the Sellers, this Agreement constitutes the legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.  The Buyer has provided the Sellers with a true and complete copy of the Buyer’s Certificate of Formation.

3.2          No Violation of Law or Agreement.  Neither the execution and delivery of this Agreement by the Buyer, nor the consummation of the transactions contemplated hereby by the Buyer, will violate any judgment, order, writ, decree, law, rule or regulation or agreement applicable to the Buyer.

3.3           No Broker.  No broker, finder or investment banker is entitled to any brokerage, finder or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

3.4           Adequacy of Buyer's Capital.  The Buyer has sufficient capital to timely pay the Purchase Price and all interest accrued thereon pursuant to the terms of this Agreement and the Note.  The Buyer hereby agrees to maintain such sufficient capital until the Purchase Price, including all amounts due under the Note, is paid in full.

ARTICLE IV
COVENANTS AND AGREEMENTS

4.1          Resignations.  Each of Frank B. Manning, Peter R. Kramer and Joseph Donovan hereby agree to resign from the Board of Directors of the Company and any other position they may hold with the Company effective as of the Closing, with signed letters of resignation to be delivered to the Company or the Buyer at or before Closing.

4.2          Standstill.  Each of the Sellers hereby severally and not jointly covenants that, for a period commencing with the date of this Agreement and ending on the earlier of (i) the date two (2) years after the Closing Date (the “Standstill Period”) or (ii) the failure of Buyer to pay any portion of the Purchase Price when due, including principal or interest due under the Note, within ten (10) days of receiving written notice by a Seller of such default, other than with respect to the exercise of any stock options to purchase Common Stock currently held by such Seller, or otherwise as contemplated by this Agreement, such Seller shall not, without the prior written consent of the Buyer: (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, securities or direct or indirect rights to acquire any securities of the Company; (b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the Exchange Act), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company; (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its securities or material assets; (d) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing; (e) otherwise act or seek to control or influence the management, Board of Directors or policies of the Company; (f) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in clauses (a) through (e) above; or (g) publicly request the Buyer, directly or indirectly, to amend or waive any provision of this paragraph.

4.3           Non-Disparagement.

(a)          During the period beginning on the Closing Date and ending on the earlier to occur of (i) the third (3rd) anniversary of the Closing Date or (ii) the failure of the Buyer to pay any portion of the Purchase Price when due, including principal and interest due under the Note, within ten (10) days of receiving written notice by a Seller of such default, each Seller shall not, directly or indirectly, make, publish or communicate to any person or in any public forum any comments or statements (written or oral) that denigrate or disparage, or are detrimental to, the reputation or stature of the Buyer, Jeremy Hitchcock or any of their respective owners, investors, agents, employees, directors and officers, and other associated third parties of such persons in their capacities as such.  The foregoing shall not be deemed to limit the right of the Sellers to bring legal proceedings to enforce their rights under this Agreement or otherwise prohibit any Seller from making any disclosure or taking any action that may otherwise be required, or required to be permitted, by law.

(b)         During the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date neither the Buyer nor Jeremy Hitchcock shall, directly or indirectly, make, publish or communicate to any Person or in any public forum any comments or statements (written or oral) that denigrate or disparage, or are detrimental to, the reputation or stature of any Seller or any of their respective owners, investors, agents, employees, directors and officers.  The foregoing shall not be deemed to limit the right of the Buyer or Jeremy Hitchcock to bring legal proceedings to enforce their rights under this Agreement or otherwise prohibit the Buyer or Jeremy Hitchcock from making any disclosure or taking any other action that may otherwise be required, or required to be permitted, by law.

(c)          Each Seller acknowledges and agrees that the provisions of Section 4.3(a) are reasonable and necessary to protect the legitimate business interests of the Buyer and Jeremy Hitchcock, and constitute a material inducement to the Buyer and Jeremy Hitchcock to enter into this Agreement and consummate the transactions contemplated hereby.  Each Seller agrees, and shall not contest, that the remedies of such parties at law for any breach or threat of breach by any Seller of the provisions of this Section 4.3 will be inadequate, and that the Buyer and Jeremy Hitchcock shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 4.3 and to enforce specifically such terms and provisions, in addition to any other remedy to which such parties may be entitled at law or equity.  The Buyer and Jeremy Hitchcock each acknowledges and agrees that the provisions of Section 4.3(b) are reasonable and necessary to protect the legitimate business interests of Sellers, and constitute a material inducement to each Seller to enter into this Agreement and consummate the transactions contemplated hereby.  The Buyer and Jeremy Hitchcock agree, and shall not contest, that the remedies at law of each Seller for any breach or threat of breach by the Buyer or Jeremy Hitchcock of the provisions of this Section 4.3 will be inadequate, and that such Seller shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 4.3 and to enforce specifically such terms and provisions, in addition to any other remedy to which such Seller may be entitled at law or equity.

4.4         Release of Claims by Sellers.  Each Seller, on behalf of himself or herself and his or her heirs, administrators, representatives, executors and assigns, hereby forever releases and discharges the Buyer and Jeremy Hitchcock, their respective predecessors, successors and assigns, and each of their respective past and present officers, directors, employees, consultants, stockholders, owners, agents, representatives or attorneys, acting in their capacities as such (collectively, the “Buyer Releasees”) from any and all claims, demands, liabilities, actions, and causes of action of every name and nature, whether known or unknown, which could have been asserted against the Buyer Releasees from the beginning of the world to the date hereof.  Each Seller represents and warrants to the Buyer and Jeremy Hitchcock that he or she has not heretofore assigned or transferred, or purported to assign or transfer, to any other individual or entity, any claim, demand, liability, action or cause of action herein released.  Each Seller agrees to never institute against any Buyer Releasee any suit or action at law, in equity, or otherwise, in any court, administrative agency, or other tribunal, with respect to any cause of action or claim covered by the foregoing release.  To the extent permitted by law, each Seller further agrees not to solicit or induce any person or entity to commence, initiate, or prosecute litigation or claims against the Buyer Releasees. Notwithstanding the foregoing, this Section 4.4 shall not be construed to impair the Sellers’ right to enforce the provisions of this Agreement.

4.5          Release of Claims by Buyer and Jeremy Hitchcock.  Each of the Buyer and Jeremy Hitchcock, on behalf of itself, himself or herself and its, his or her heirs, administrators, representatives, executors, successors and assigns, hereby forever releases and discharges each Seller and all of their respective officers, directors, employees, consultants, stockholders, owners, agents, representatives or attorneys, acting in their capacities as such (collectively, the “Seller Releasees”) from any and all claims, demands, liabilities, actions, and causes of action of every name and nature, whether known or unknown, which could have been asserted against the Seller Releasees from the beginning of the world to the date hereof.  Each of the Buyer and Jeremy Hitchcock represents and warrants to the Sellers that it, he or she has not heretofore assigned or transferred, or purported to assign or transfer, to any other individual or entity, any claim, demand, liability, action or cause of action herein released.  Each of the Buyer and Jeremy Hitchcock agrees to never institute against any Seller Releasee any suit or action at law, in equity, or otherwise, in any court, administrative agency, or other tribunal, with respect to any cause of action or claim covered by the foregoing release.  To the extent permitted by law, each of the Buyer and Jeremy Hitchcock further agrees not to solicit or induce any person or entity to commence, initiate, or prosecute litigation or claims against the Seller Releasees. Notwithstanding the foregoing, this Section 4.5 shall not be construed to impair the right of Buyer or Jeremy Hitchcock to enforce the provisions of this Agreement.

4.7          Covenants of Buyer.  Buyer acknowledges that 200,000 Shares sold by Frank B. Manning and 100,000 Shares sold by the Bruce M. Kramer Living Trust U/A dated July 31, 1996 hereunder may be subject to certain restrictions pursuant to Section 6 of that certain Stock Purchase Agreement dated as of May 26, 2020 (the “May SPA”) between the Company and certain investors, and the Buyer hereby agrees to be bound by the provisions of such Section 6 as applicable following Closing.  The Buyer hereby agrees to execute such further documents as the Company may reasonably request to reflect the foregoing.  The Buyer understands that the sale or resale of the Shares hereunder has not been registered under the Securities Act of 1933 or any applicable state securities laws, and that such Shares may not be transferred unless they are sold pursuant to an effective registration statement under the Securities Act of 1933 or are sold or transferred pursuant to an exemption from such registration, and in compliance with any applicable conditions of Rule 144 with regard to any such sale or transfer.

4.8          Relevant Information.  Each of Sellers and Buyer acknowledges and confirms that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the other party or any agent, employee or other representative of the other party, or by any broker or any other person or entity representing or purporting to represent the other party, whether or not any such representations, warranties or statements were made in writing or orally, other than as set forth herein.  Each of Sellers and Buyer acknowledges and confirms that it has made, and will make, its own due diligence analysis, financial and business analysis and decision to sell or purchase, as the case may be, the Shares, that it is capable of evaluating the merits, risks and suitability of entering into any such decision and any transaction related thereto, that it is responsible for making its own evaluation of any information about the Shares, and that the other party shall not be under any obligation to provide access to or advise it or any other person of the existence of any additional information, or to review, update or correct any inaccuracy in any information about the Shares (or any assumptions upon which such information is based) supplied by the other party or by any other person or be otherwise liable to it or to any other person with respect to any such information or assumptions.  Each of Sellers and Buyer acknowledges and confirms that the other party hereto may possess information not known to it regarding or relating to the Company, including but not limited to, information concerning the business, financial condition, results of operations, prospects, or other plans of the Company, which information may be deemed to be material and nonpublic, that it has not requested any such information from the other party and that it has made its determination as to whether or not to sell or purchase, as the case may be, the Shares notwithstanding its lack of knowledge of any such information.  Each of Sellers and Buyer agree that neither party (nor the Company) shall have any liability to the other party hereto with respect to the failure to share such information and each party hereto hereby waives and releases any claims it may have against the other party (or the Company) with respect to any failure to share such information.  Sellers hereby acknowledge that they make the foregoing confirmation and agreements with the awareness that Buyer is an affiliate and a controlling entity of the Company and that an affiliate and controlling person of Buyer is the Executive Chairman of the Board of Directors and acting principal executive officer of the Company.  Each Seller and the Buyer hereby acknowledge and agree that one or more of the other parties has or may have material nonpublic information with respect to the Company and the Shares, including, without limitation, with respect to the Company’s results of operations, condition (financial or otherwise), prospects, plans, recent developments and material transactions (“Relevant Information”) and that any such other party has no obligation or duty to disclose any such information to it.  Each Seller and the Buyer further acknowledges that (i) such Seller or Buyer is not relying on there having been disclosed to it any Relevant Information which is not disclosed, (ii) any Relevant Information may be materially adverse to its interests, and, if it were in possession of some or all of any such information, it might not purchase the Shares from, the other party, or might only sell the Shares for an amount in excess of the purchase price, and (iii) such Relevant Information may have been provided to the Buyer or a Seller by management of the Company or may otherwise be in the possession of or known to the Buyer by reason of an affiliate and controlling person of the Buyer serving as the Executive Chairman of the Board of Directors and acting principal executive officer of the Company.  Each of Sellers and Buyer also acknowledges that it is a sophisticated investor with such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the sale and purchase of the Shares.  Each of Sellers and Buyer acknowledges that the other party has not given it any investment advice and that the purchase price for the Shares may be more or less than the fair market value of the Shares.  Each of Sellers and Buyer hereby waives any right to rescind or invalidate the sale or to seek any damages, other remuneration or any other remedy from the other party or its affiliates or its successors based on the possession of such material nonpublic information by the other party or its affiliates or the lack of possession of such information by it.  Buyer acknowledges that the Shares may be subject to resale restrictions under Securities and Exchange Commission Rule 144 by reason of Buyer being deemed an affiliate of the Company.  Each of Sellers and Buyer, on behalf of itself and its affiliates, hereby waives any and all claims and causes of action now or hereafter arising against the other party based upon or relating to such non-disclosure and further covenants not to assert any claims against or to sue the other party or any of its directors, officers, employees, partners, agents or affiliates for any loss, damage or liability arising from or relating to its sale of the Shares to, or purchase the Shares from, the other party.  It is understood and agreed that neither Buyer nor any Seller makes any representation or warranty to the other whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Company.

ARTICLE V
MISCELLANEOUS

5.1           Assignment.  This Agreement shall not be assigned by either party without the consent of the other party hereto.

5.2          Entire Agreement.  This Agreement, together with that certain letter agreement between the Buyer and Sellers dated September 2, 2020 (“Re: Sale of Common Stock of Zoom Telephonics, Inc.”), the Note, the Guaranty, the materials provided for by Section 1.3(ii) above and the Resignations, constitutes the entire agreement by the parties hereto and supersedes any other agreement, whether written or oral, that may have been made or entered into between them relating to the matters contemplated hereby.

5.3           Amendments and Waivers.  This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

5.4           Severability.  If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with applicable Law or the determination by a court of competent jurisdiction.

5.5          Captions; Counterparts, Execution.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

5.6           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire without regard to conflicts of laws principles.

5.7.          Counterparts.  This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.  The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law.

5.8           Specific Performance.  The Sellers, on the one hand, and Buyer, on the other hand, acknowledge and agree that a breach of this Agreement would cause irreparable damage to the other parties hereto and that the other parties hereto will not have an adequate remedy at Law.  Therefore, the obligations of the parties under this Agreement, including without limitation the obligation of each Seller to sell the Shares to Buyer, and the obligations of Sellers arising under Section 4.2 above, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

[Signature page follows.]

IN WITNESS WHEREOF, the Buyer and the Sellers have caused this Agreement to be duly executed as of the date first above written.

SELLERS:

/s/ Frank B. Manning
Frank B. Manning

/s/ Terry Manning
Terry Manning

/s/ Rebecca Manning
Rebecca Manning

/s/ Peter R. Kramer
Peter R. Kramer

/s/ Bruce M. Kramer
Bruce M. Kramer

Bruce M. Kramer Living Trust under agreement dated July 31, 1996

By:	/s/ Bruce M. Kramer
Bruce M. Kramer, Trustee

/s/ Elizabeth T. Folsom
Elizabeth T. Folsom

/s/ Joseph Donovan
Joseph Donovan

BUYER:

Zulu Holdings LLC
By: Orbit Group LLC, its Manager

By:	/s/ Jeremy P. Hitchcock
Name: Jeremy P. Hitchcock
Title: Manager

Solely with regard to Sections 4.3, 4.4 and 4.5 above:

/s/ Jeremy Hitchcock
Jeremy Hitchcock, individually

EXHIBIT A

Form of Note

[See attached.]

SECURED PROMISSORY NOTE

$6,201,814.50	October 9, 2020

WHEREAS, pursuant to the terms of that certain Stock Purchase Agreement, dated as of October 9, 2020 (“Purchase Agreement”), Zulu Holdings LLC (“Maker”), acquired 3,543,894 shares of common stock, par value $0.01 per share (the “Shares”) of Zoom Telephonics, Inc. (“Company”) from Frank B. Manning, Terry Manning, Rebecca Manning, Peter Kramer, Bruce M. Kramer, the Bruce M. Kramer Living Trust U/A dated July 31, 1996, Elizabeth T. Folsom, and Joseph Donovan (each, a “Holder”, and, collectively, the “Holders”);

WHEREAS, pursuant to Section 1.2 of the Purchase Agreement, this secured promissory note (“Note”) will evidence the obligations and terms of payment by Maker of the portion of the Purchase Price (as defined in the Purchase Agreement) that is payable to Holders pursuant to Section 1.2(ii) of the Purchase Agreement.

NOW THEREFORE, FOR VALUE RECEIVED, Maker promises to pay to each Holder, by wire transfer of immediately available funds to such accounts as such Holder may designate in writing, in lawful money of the United States, such Holder’s pro rata share of the aggregate principal sum of Six Million Two Hundred and One Thousand Eight Hundred and Fourteen Dollars and .50/1.00 ($6,201,814.50) as determined in accordance with Schedule 1 attached hereto and incorporated herein, plus interest thereon, as set forth below:

1.          Payment of Principal and Maturity Date.

(a)          Maker shall pay the principal under this Note as follows and all remaining principal and any other sums payable hereunder, if any, shall be due and payable in full no later than the Maturity Date (as defined below):

(i)	Two Million Sixty-Seven Thousand Two Hundred Seventy-One Dollars and .50/1.00 ($2,067,271.50) by wire transfer of immediately available funds on January 9, 2021;

(ii)	Two Million Sixty-Seven Thousand Two Hundred Seventy-One Dollars and .50/1.00 ($2,067,271.50) by wire transfer of immediately available funds on April 9, 2021; and

(iii)	Two Million Sixty-Seven Thousand Two Hundred Seventy-One Dollars and .50/1.00 ($2,067,271.50) by wire transfer of immediately available funds on July 9, 2021 (the “Maturity Date”);

For the avoidance of all doubt, the entire remaining unpaid principal sum, together with all remaining accrued and unpaid interest, shall be due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Maker, on the Maturity Date.

2.          Interest; Default Rate Interest.

(a)          The outstanding balance on the Note shall accrue interest from the date of this Note, to and including the Maturity Date, at the fixed rate per annum equal to 0.14%, and Maker shall pay to each Holder such Holder’s pro rata share of all accrued and unpaid interest, as determined in accordance with Schedule 1 attached hereto and incorporated herein, in full by wire transfer of immediately available funds on each date when principal is paid pursuant to the terms of Section 1 of this Note.

(b)          Upon maturity, whether by acceleration, demand or otherwise, and upon the occurrence of any Event of Default (as defined below) and during the continuance thereof, the amounts outstanding under this Note shall bear interest at a rate per annum which shall be eight percentage points (8.00%) in excess of the interest rate provided for in Section 2(a) of this Note, but not more than the maximum rate allowed by law (the “Default Rate”).

All payments of interest under this Note (including, without limitation, interest accruing at the Default Rate) shall be calculated on the basis of the number of days actually elapsed in a 365/366 day year.

3.          Prepayment.  This Note may be prepaid in whole or in part, at any time, without penalty or premium.

4.          Payments; Application of Payments; Pro Rata Sharing Among Holders.  All payments of principal and interest on this Note shall be made by wire transfer of immediately available funds in accordance with wire transfer instructions provided to Maker by Holders in writing from time to time.  Each Holder will, promptly following written request from Maker, provide updated wire transfer instructions to Maker for payments to be made hereunder.  All payments received by Holders shall be applied as follows: (a) first, to costs of collection and other charges due with respect to this Note (including, without limitation, Section 13 hereof); (b) second, to accrued and unpaid interest on this Note; and (c) third, to the unpaid principal balance outstanding.  Except as otherwise expressly provided in this Note, all payments to Holders (whether for principal, interest or otherwise) under this Note shall be made pro rata among Holders based upon their respective pro rata share of the aggregate unpaid principal amount of the Note held by each Holder as determined in accordance with Schedule 1 attached hereto and incorporated herein. If any Holder obtains any payment (whether voluntary, involuntary, by application of offset, recoupment or otherwise) of principal, interest or other amount with respect to this Note in excess of such Holder’s pro rata share of such payments as determined in accordance with Schedule 1 attached hereto and incorporated herein (other than expressly provided herein), by acceptance of this Note each such Holder agrees to promptly remit such excess to the other Holders as is necessary to cause such Holders to share the excess payment ratably among each of them as provided in this Section 4.

5.          Security.  As security for the prompt payment and performance of this Note, Maker hereby pledges to Holders, and grants to Holders, a continuing security interest in all of its respective right, title and interest in, to and under the following, in each case, whether now owned or existing or hereafter acquired or arising, wherever located (collectively, the “Pledged Collateral”):

(a)          Seventy percent (70%) of the Shares of the  Company Maker is acquiring from Holders pursuant to the terms of the Purchase Agreement, and all distributable income related to such portion of the Shares;

(b)          to the extent any of the foregoing Pledged Collateral described in clause (a) constitutes Investment Property or General Intangibles as such terms are defined or construed under the Uniform Commercial Code as in effect in the State of New Hampshire from time to time, then Investment Property and General Intangibles are included in this grant of a security interest to the extent necessary to cover the Pledged Collateral described in clause (a); and

(c)          all proceeds and products of any and all of the foregoing.

The agreement in this Note secures, and the Pledged Collateral is collateral security for, the prompt payment or performance in full when due whether at stated maturity or by declaration, acceleration, demand or otherwise, of all obligations and liabilities of Maker under this Note (collectively, the “Secured Obligations”).

The extent necessary or desirable each Holder hereby appoints Frank B. Manning as collateral agent (in such capacity and together with any successor Holder selected by the Holders for such role at any time or from time to time, the “Collateral Agent”) for purposes of holding the security interests and liens granted herein of record, and Maker hereby consents to such appointment.  The appointment of a Collateral Agent herein is for administrative convenience only, and is not intended to impose any duty or obligation on the Collateral Agent, any or all of which duties and obligations are hereby waived by the Holders.

6.          (a) Continuing Security Interest.  This Note shall create a continuing security interest in the Pledged Collateral and shall (a) remain in full force and effect until the payment in full of the Secured Obligations, (b) be binding upon Maker its successors and assigns, and (c) inure, together with the rights and remedies of Holders hereunder, to the benefit of Holders and their respective successors, transferees and assigns.  Maker agrees to execute any and all other documents and agreements reasonably requested by Holders in connection with the Pledged Collateral and the Secured Obligations.  Upon the payment in full of all Secured Obligations, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Maker.

(b)          Liens of Record.  Maker hereby authorizes Holders and/or the Collateral Agent, for the benefit of the Holders, to file a record or records, including, without limitation, financing statements, in all jurisdictions and with all filing offices as the Holders may determine, in their reasonable discretion, are necessary or advisable to perfect the security interest granted to the Holders herein.  Such financing statements may describe the Pledged Collateral in the same manner as described herein or may contain an indication or description of the Pledged Collateral that describe such property in any other manner as the Holders may determine, in its reasonable discretion, is necessary, advisable or prudent to ensure perfection of the security interest in the Pledged Collateral granted to the Holders herein.  Maker further agrees to execute any and all other documents and agreements reasonably requested by Holders in connection with the Pledged Collateral and the Secured Obligations.

(c)          Termination.  Upon the payment in full of all Secured Obligations, the security interests granted hereby shall terminate and all rights to the Collateral shall revert to Maker.  Upon any such termination, Holders and/or the Collateral Agent, as applicable, will, at Maker’s expense, execute and deliver to Maker such documents as Maker shall reasonably request to evidence such termination.

7.          Certain Rights and Obligations.

a.          Payment of Distributions.  In the event that distributions are made on the Shares of the Company constituting the Pledged Collateral and so long as no Event of Default has occurred and is continuing under this Note, such cash distribution shall be payable to Maker.

b.          Voting Rights.  While Holder holds the Pledged Collateral as security, so long as no Event of Default is continuing under the terms of this Note, any and all voting and other consensual rights relating to or pertaining to the Pledged Collateral shall be exercised by Maker.

8.          Prohibition on Encumbrances.  Subject to the accuracy of the representations and warranties made by Holders in the Purchase Agreement relating to the liens, encumbrances, obligations and indebtedness with respect to the Shares constituting the Pledged Collateral hereunder, Maker hereby (a) represents and warrant to Holders that the Pledged Collateral is now, and (b) covenant to Holders that at all times while the Secured Obligations are outstanding Maker will keep the Pledged Collateral, free and clear of any liens, encumbrances, obligations or indebtedness of any kind other than Permitted Liens (as defined in the Purchase Agreement), and will not subject the Pledged Collateral to any pledge, hypothecation or other encumbrance except Permitted Liens and liens in favor of Holders.

9.          Events of Default and Remedies.

(a)          Each of the following items shall constitute an “Event of Default”: (i) if Maker fails to make a payment of any Secured Obligations, including, without limitation, any interest or principal due hereunder when due, (ii) if Maker fails to observe or perform any term of this Note or if Guarantor (as defined below) fails to observe or perform any term of the Personal Guaranty (as defined below), (iii) if Maker or Guarantor becomes insolvent or unable to pay its debts as they become due, (iv) if Maker or Guarantor makes an assignment for the benefit of creditors, consents to the appointment of a custodian, receiver, or trustee for itself or for a substantial part of its assets, or commences any proceeding under any bankruptcy, reorganization, liquidation, insolvency or similar laws of any jurisdiction; (v) if Maker or Guarantor fails to remove any custodian, receiver, or trustee that is appointed for Maker or Guarantor, as the case may be, or for a substantial part of Maker’s or Guarantor’s assets, as the case may be, without its consent within 45 days after such appointment; (vi) if Maker or Guarantor fails to dismiss proceedings that are commenced against Maker or Guarantor, as the case may be, under any bankruptcy, reorganization, liquidation, or similar laws of any jurisdiction within 60 days after commencement of such proceedings; or (vii) fails to satisfy any final judgment that is entered against Maker within 30 days, or any attachment, levy, or garnishment is issued against any material part of property.  As used in this Section 9(a), the term “Guarantor” means Jeremy P. Hitchcock and the term “Personal Guaranty” means that certain Guaranty of even date herewith executed by Jeremy P. Hitchcock  in favor of the Holders, as the same now exists or as it may be amended, amended and restated, modified or supplemented from time to time.

(b)          Remedies.  Upon Maker’s default in accordance with the terms of Section 9(a) above, Holders may (i) upon written notice to Maker, declare the entire principal sum outstanding and all accrued and unpaid interest hereunder immediately due and payable, (ii) exercise all voting and other consensual rights relating to or pertaining to the Pledged Collateral as a holder with respect thereto, and collect and receive all cash dividends and distributions made therein, and (iii) exercise any and all of the remedies provided by law including, without limitation, foreclosing on the Pledged Collateral and/or selling in one or more sales after ten (10) days’ written notice to Maker of the time and place of any public sale or of the time at which a private sale is to take place the whole or any part of the Pledged Collateral and to otherwise act with respect to the Pledged Collateral as though Holders were the outright owner thereof.  Upon a default, the rights, powers and remedies of Holders with respect to the Pledged Collateral will be governed in all respects by Division 9 of the New Hampshire Uniform Commercial Code.  In furtherance of the foregoing remedies, Maker hereby appoints Holders as proxy and attorney in fact with respect to the Pledged Collateral, including the right to vote the equity constituting Pledged Collateral as otherwise provided herein.

10.          Rights of Holders.  All rights, powers and remedies of Holders hereunder will be cumulative and not alternative and will be in addition to all rights, powers and remedies given to Holders by virtue of any statute or rule of law.  Any forbearance or failure or delay by Holders in exercising any right, power or remedy will not be deemed to be a waiver of such right, power or remedy, and any powers or partial exercise of any such right, power or remedy under this Note will not preclude the further exercise thereof; and every right, power and remedy of Holders will continue in full force and effect until such right, power or remedy is specifically waived by an instrument in writing executed by Holders.

11.          Waivers.  Maker, and any endorsers or guarantors hereof, severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonor, acceleration, intent to accelerate, and nonpayment of this Note, and expressly agree that this Note, or any payment hereunder, may be extended from time to time without notice, and consent to the acceptance of further security or the release of any security for this Note, all without in any way affecting the liability of Maker or any endorsers or guarantors hereof.  No extension of time for the payment of this Note, or any installment hereof, agreed to by Holders with any person now or hereafter liable for the payment of this Note, shall affect the original liability of Maker under this Note, even if Maker is not a party to such agreement.  Maker hereby waives all right to require Holders (i) to proceed against Maker or any other person, firm or corporation, (ii) to apply any Pledged Collateral which Holders may hold at any time; or (iii) to pursue any other remedy whatsoever which Holders may possess.

12.          Maximum Legal Rate of Interest.  All agreements between Maker and Holders, whether now existing or hereafter arising, are hereby limited so that in no event shall the interest charged hereunder or agreed to be paid to Holders exceed the maximum amount permissible under applicable law.  Holders shall be entitled to amortize, prorate and spread throughout the full term of this Note all interest paid or payable so that the interest paid does not exceed the maximum amount permitted by law.  If Holders ever receive interest or anything deemed interest in excess of the maximum lawful amount, an amount equal to the excessive interest shall be applied to the reduction of the outstanding principal, and if it exceeds the unpaid balance of the outstanding principal hereof, such excess shall be refunded to Maker.  If interest otherwise payable to Holders would exceed the maximum lawful amount, the interest payable shall be reduced to the maximum amount permitted under applicable law.  This paragraph shall control all agreements between Maker and Holders in connection with the indebtedness evidenced hereby.

13.          Expenses.  If any action at law or in equity is brought by Holders to enforce or interpret the terms of this Note or to protect its rights hereunder, including without limitation, the exercise by Holders of any right, power or remedy conferred by this Note, all advances, charges, costs and expenses, including reasonable attorneys’ fees, incurred or paid by Holders shall become a part of the indebtedness secured hereunder and shall be paid to Holders by the Maker immediately and without demand.

14.          Miscellaneous.

(a)          All notices and other communications under this Note shall be in writing and shall be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile (with written confirmation of transmission), (iii) one business day following the day sent by overnight courier, or (iv) when sent via e-mail, but only to the extent also delivered personally by hand, sent by facsimile (with written confirmation of receipt), sent by overnight courier or sent by registered or certified mail (return receipt requested), in each case, at the following addresses, facsimile numbers and e-mail addresses (or to such other address, facsimile number or e-mail address as a party may have specified by notice given to the other parties pursuant to this provision):

If to Holders:

c/o Frank B. Manning
34 ½ Beacon Street, Unit 4S
Boston, MA 02108

If to Maker:

Zulu Holdings LLC
848 Elm Street, Suite 200
Manchester, NH 03101

(b)          This Note may be modified only by a written agreement executed by Maker and Holders.

(c)          This Note shall be governed by New Hampshire law without regard to conflicts or choice of law rules or principles.  Any dispute, claim or controversy arising out of or relating to this Note or the breach, termination, enforcement, interpretation or validity thereof, may be brought in any federal or state court in the State of New Hampshire.  By execution and delivery of this Note, Maker (a) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgement rendered thereby, (b) waives personal service of process, (c) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, and (d) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue, convenience or forum non conveniens.  Nothing shall affect the right of Holders to serve process in any manner permitted by law or shall limit the right of Holders to bring proceedings against Maker in the courts of any other jurisdiction having jurisdiction.  Any judicial proceedings against Holders involving, directly or indirectly, this Note shall be brought only in the state or federal courts of the State of New Hampshire.

(d)         This Note may not be transferred, assigned, pledged or encumbered, in whole or in part, by Maker and Maker may not assign any rights or delegate any of its obligations under this Note, in each case without the prior written consent of Holders.  This Note may not be transferred, assigned, pledged or encumbered, in whole or in part, by Holders without the prior written consent of Maker, except that this Note may be transferred by devise or descent or operation of law upon the death or legal incapacity of a Holder to the heirs lawfully entitled thereto.  Subject to the foregoing, this Note shall inure to the benefit of and be binding upon the successors and permitted assigns of Maker and Holders.  There are no third party beneficiaries of this Note.

(e)          Time is of the essence with respect to all matters set forth in this Note.

(f)          If this Note is destroyed, lost or stolen, Maker will deliver a new note to Holders on the same terms and conditions as this Note with a notation of the unpaid principal sum outstanding and accrued and unpaid interest in substitution of the prior Note.  Holders shall furnish to Maker reasonable evidence that the Note was destroyed, lost or stolen and any security or indemnity that may be reasonably required by Maker in connection with the replacement of this Note.

(g)          This Note may be executed in counterparts, each of which so executed shall be deemed to be an original; but such counterparts together shall constitute but one and the same instrument.  With regard to the Holders, a facsimile of a signature or an electronic file reflecting a signature (e.g., a signature page scanned into a PDF file, AdobePDF signature, DocuSign or any other method permitted by the Uniform Electronic Transactions Act as in effect under the laws of State of New Hampshire) shall be binding against the party whose signature appears on the facsimile or in the electronic file provided such facsimile or electronic file is delivered by counsel for the party whose signature appears on the facsimile or in the electronic file.

[signature page follows]

IN WITNESS WHEREOF, Maker has executed this Note as of the date and year first above written.

MAKER:

ZULU HOLDINGS LLC, a
New Hampshire limited liability company

By: Jeremy P. Hitchcock

Its: Manager

Accepted and Agreed by:

HOLDERS:

Frank B. Manning

Terry Manning

Rebecca Manning

Peter Kramer

Bruce M. Kramer

Bruce M. Kramer Living Trust U/A dated July 31, 1996

By:
Bruce M. Kramer, Trustee

Elizabeth T. Folsom

Joseph Donovan

INITIAL COLLATERAL AGENT:

Frank B. Manning

Schedule 1
(Pro Rata Shares of Holders)

Holder	Initial Principal Amount of Note	First Installment Payment Due to Holders Under Note (Principal and Interest)	Second Installment Payment Due to Holders Under Note (Principal and Interest)	Third Installment Payment Due to Holders Under Note (Principal and Interest)	Pro Rata Share (%) of All Payments to be made to Holders
Frank B. Manning	$3,899,477.75	$1,301,190.73	$1,300,735.79	$1,300,280.86	62.9%
Peter Kramer	$843,592.75	$281,492.84	$281,394.42	$281,296.00	13.6%
Joseph Donovan	$249,375.00	$83,212.28	$83,183.19	$83,154.09	4.0%
Terry Manning	$315,000.00	$105,110.25	$105,073.50	$105,036.75	5.1%
Bruce M. Kramer	$250,001.50	$83,421.33	$83,392.17	$83,363.00	4.0%
Bruce M. Kramer Living Trust U/A dated July 31, 1996	$398,189.75	$132,869.28	$132,822.83	$132,776.37	6.4%
Elizabeth T. Folsom	$35,000.00	$11,678.92	$11,674.83	$11,670.75	0.6%
Rebecca Manning	$211,177.75	$70,466.50	$70,441.86	$70,417.22	3.4%
TOTAL:	$6,201,814.50	$2,069,442.14	$2,068,718.59	$2,067,995.05	100.00%

EXHIBIT B

Form of Guaranty

[See attached.]

GUARANTY

This Guaranty (the “Guaranty”) is entered into by Jeremy P. Hitchcock, an individual (the “Guarantor”), in favor of Frank B. Manning, Terry Manning, Rebecca Manning, Peter Kramer, Bruce M. Kramer, the Bruce M. Kramer Living Trust U/A dated July 31, 1996, Elizabeth T. Folsom, and Joseph Donovan (each, a “Holder”, and, collectively, the “Holders”) as of October 9, 2020 (the “Effective Date”).

A.          Pursuant to the terms of that certain Stock Purchase Agreement, dated as of the date hereof (“Purchase Agreement”), Zulu Holdings LLC (“Maker”), has acquired or is acquiring 3,543,894 shares common stock, par value $0.01 per share (the “Shares”) of Zoom Telephonics, Inc. (“Company”) from the Holders;

B.          In connection with the payment of a portion of the purchase price by Maker to Holders under the Purchase Agreement, Maker is delivering a secured promissory note to Holders (“Note”).

C.          Guarantor is an owner of Maker.  Accordingly, Guarantor benefits from the Purchase Agreement and Note.

D.          To induce Holders to enter into the Purchase Agreement, and to accept Maker’s promises to make payments under the Note, Guarantor is delivering this Guaranty to the Holders.  Guarantor acknowledges that Holders would not enter into the Purchase Agreement and the Note if Guarantor did not execute this Guaranty.

THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Guarantor hereby agrees as follows:

1.          Guaranty Obligations.  Guarantor guaranties to Holders, their respective successors and assigns, as primary obligor and not merely as surety: the full, timely, indefeasible and faithful payment and performance of all obligations under the Note (collectively, the “Guaranteed Obligations”).

2.          Absolute Guaranty.  This Guaranty is an absolute, present and unconditional continuing guaranty.  The obligations of Guarantor under this Guaranty shall not be affected, reduced, modified or impaired upon the happening from time to time of any of the following events, whether or not with notice to (except as notice is otherwise expressly required herein) or the consent of Guarantor:

(a)          Failure to Give Notice.  The failure to give notice to Guarantor of the occurrence of a default or event of default under the terms and provisions of this Guaranty or the Guaranteed Obligations;

(b)          Holders’ Failure to Exercise Rights.  Any failure, omission, delay by, or inability on the part of Holders to assert or exercise any right, power or remedy conferred on Holders in this Guaranty or the Guaranteed Obligations;

(c)          Change in Maker.  A termination, dissolution, consolidation or merger of Maker with or into any other entity, the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of Maker’s assets, the marshalling of Maker’s assets and liabilities, the receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors, or readjustment of, or other similar proceedings affecting Maker, Guarantor, or any of the assets of either;

(d)          Change in Guaranteed Obligations. Any change in the time, manner or place of payment of, or in any other term of, any Guaranteed Obligations or any guaranty or other liability in respect thereof, or any amendment, modification or supplement to, restatement of, or consent to any rescission or waiver of or departure from, any provisions of the Guaranteed Obligations or any agreement or instrument delivered pursuant to any of the foregoing; or

(e)          Invalidity of Guaranteed Obligations.  Any invalidity or unenforceability of any Guaranteed Obligations, any security interest, any guaranty or other liability in respect thereof or any provisions of any agreement or instrument delivered pursuant to any of the foregoing.

3.          Guaranty of Payment.  The liability of Guarantor on this Guaranty is a guaranty of payment of amounts due under the Note only, and not of collectability or any other obligation of Maker.  It is the intent of Guarantor that the obligations hereunder shall not be discharged except by payment of the Note, to the extent of such payment or payments.

4.          Continuing Guaranty.  This Guaranty is a continuing guaranty, which shall remain effective without reaffirmation until the Note has been paid in full and this Guaranty shall not be terminated by Guarantor prior to such time.

5.          Information.  Guarantor represents that Guarantor is fully aware of the financial condition and operations of Maker and is in a position by virtue of its relationship to Maker to obtain all necessary financial and operational information concerning Maker.  Holders need not disclose to Guarantor any information about:  (i) the Guaranteed Obligations or any modification thereto, and any action or non-action in connection therewith; (ii) any other obligation guarantied hereby; (iii) the financial condition or operation of Maker; or (iv) any other guaranties.

6.          Effect of Maker’s Bankruptcy.  The liability of the Guarantor under this Guaranty shall in no way be affected by:  (a) the release or discharge of Maker in any creditor proceeding, receivership, bankruptcy, or other proceeding; (b) the impairment, limitation, or modification of the liability of Maker or the estate of Maker, or of any remedy for the enforcement of Maker’s liability, which may result from the operation of any present or future provision of the Bankruptcy Code or any insolvency, debtor relief statute (state or federal), or any other statute, or from the decision of any court; (c) the rejection or disaffirmance of the Guaranteed Obligations, or any portion of the Guaranteed Obligations, in any such proceeding; or the cessation, from any cause whatsoever, whether consensual or by operation of law, of the liability of Maker to Holders resulting from any such proceeding; (d) any disability or defense of Maker; and/or (e) the non-perfection of any security or support for the Guaranteed Obligations, or any other guaranty.

7.          Holders’ Rights and Remedies.  After the occurrence and during the continuation of a breach of the Note, including, without limitation, the occurrence and continuance of an Event of Default (as defined in the Note) or this Guaranty (each, a “Breach”), Guarantor shall promptly pay the Guaranteed Obligations to Holders in full in cash or cash equivalents upon demand by Holders, and Holders may, at their respective option, exercise any or all rights and remedies under this Guaranty, the Note or applicable law.  The remedies of Holders, as provided herein, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of Holders, and may be exercised as often as occasion therefor shall arise.  Holders’ exercise of one right or remedy is not an election, and Holders’ waiver of any Breach is not a continuing waiver.  Any delay by Holders in exercising any remedy is not a waiver, election, or acquiescence, and no waiver is effective unless signed by Holders and then is only effective for the specific instance and purpose for which it was given. The obligations hereunder are independent of the obligations of any “Maker” under the Note, and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against “Maker” or whether “Maker” is joined in any such action or actions.  During the continuance of a Breach, any indebtedness of Maker held by Guarantor shall be and shall be deemed to be subordinated to the prior payment in full in cash or cash equivalents of the Guaranteed Obligations.

8.          Notices.  All notices and other communications under this Guaranty shall be in writing and shall be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile (with written confirmation of transmission), (iii) one business day following the day sent by overnight courier, or (iv) when sent via e-mail, but only to the extent also delivered personally by hand, sent by facsimile (with written confirmation of receipt), sent by overnight courier or sent by registered or certified mail (return receipt requested), in each case, at the following addresses, facsimile numbers and e-mail addresses (or to such other address, facsimile number or e-mail address as a party may have specified by notice given to the other parties pursuant to this provision):

If to Holders:

c/o Frank B. Manning
34 ½ Beacon Street, Unit 4S
Boston, MA 02108

If to Guarantor:

Jeremy P. Hitchcock
848 Elm Street, Suite 200
Manchester, NH 03101

9.          Governing Law and Forum.   This Guaranty shall be governed by the laws of the State of New Hampshire without regard to conflicts or choice of law rules or principles.  Any dispute, claim or controversy arising out of or relating to this Guaranty or the breach, termination, enforcement, interpretation or validity thereof, will be brought in any federal or state court in the State of New Hampshire.  By execution and delivery of this Guaranty, each party hereto (a) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgement rendered thereby, (b) waives personal service of process, (c) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 8 hereof, and (d) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue, convenience or forum non conveniens.  Nothing shall affect the right of any party to serve process in any manner permitted by law.  Any judicial proceedings against any party hereto involving, directly or indirectly, this Guaranty shall be brought only in the state or federal courts of the State of New Hampshire.

10.          Attorney Fees.  Each of the parties to this Guaranty shall themselves bear the fees and expenses of his, her, or its own attorneys arising in connection with the  negotiation and preparation of this Guaranty.  Should any dispute arise concerning this Guaranty or its performance, the prevailing party in any action, motion, or other proceeding instituted to resolve that dispute shall be entitled to recover her, his, or its reasonable attorneys’ fees and costs (including expert fees) in connection therewith.

11.          Counterparts.  This Guaranty may be executed in counterparts, each of which so executed shall be deemed to be an original; but such counterparts together shall constitute but one and the same instrument.  A facsimile of a signature or an electronic file reflecting a signature (e.g., a signature page scanned into a PDF file, AdobePDF signature, DocuSign or any other method permitted by the Uniform Electronic Transactions Act as in effect under the laws of State of New Hampshire) shall be binding against the party whose signature appears on the facsimile or in the electronic file provided such facsimile or electronic file is delivered by counsel for the party whose signature appears on the facsimile or in the electronic file.

12.          Severability. In the event any provision of this Guaranty shall be found unenforceable by a court of competent jurisdiction or duly appointed arbitrator, the provision shall be deemed modified to the minimum extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory or permissible in the judgment of such court or arbitrator, the unenforceable provision shall be deemed deleted and severed from this Guaranty as if it did not exist, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.          Joint Preparation. This Guaranty shall be deemed to have been prepared jointly by the parties hereto jointly participating in its negotiation and preparation.  In the event that any uncertainty or ambiguity or question of intent or interpretation arises, this Guaranty shall be construed and interpreted as if jointly drafted by the parties.

14.          Successors and Assigns. This Guaranty may not be transferred, assigned, pledged or encumbered, in whole or in part, by Guarantor and Guarantor may not assign any rights or delegate any of its obligations under this Guaranty, in each case without the prior written consent of the Holders.  This Guaranty may not be transferred, assigned, pledged or encumbered, in whole or in part, by Holders without the prior written consent of Guarantor, except that this Guaranty may be transferred by devise or descent or operation of law upon the death or legal incapacity of a Holder to the heirs lawfully entitled thereto.  Subject to the foregoing, this Guaranty shall inure to the benefit of and be binding upon the successors and permitted assigns of Guarantor and Holders.  There are no third party Holders of this Guaranty.

15.          Pro Rata Sharing Among Holders.  Except as otherwise expressly provided in this Guaranty, all payments to Holders under this Guaranty shall be made pro rata among Holders based upon their respective pro rata share of the aggregate unpaid principal amount of the Note held by each Holder as determined in accordance with Schedule 1 to the Note. If any Holder obtains any payment (whether voluntary, involuntary, by application of offset, recoupment or otherwise) with respect to this Personal Guaranty in excess of such Holder’s pro rata share of such payments as determined in accordance with Schedule 1 to the Note, by acceptance of this Guaranty each such Holder agrees to promptly remit such excess to the other Holders as is necessary to cause such Holders to share the excess payment ratably among each of them as provided in this Section 15.

16.          Letter of Reference.  Guarantor has delivered to the Collateral Agent (as defined in the Note) a letter of reference from UBS Financial Services Inc. regarding the assets of the Guarantor.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be executed as of the Effective Date.

GUARANTOR:

Jeremy P. Hitchcock

Date:

Accepted and Agreed by:

HOLDERS:

Frank B. Manning

Terry Manning

Rebecca Manning

Peter Kramer

Bruce M. Kramer

Bruce M. Kramer Living Trust U/A dated July 31, 1996

By:
Bruce M. Kramer, Trustee

Elizabeth T. Folsom

Joseph Donovan

EXHIBIT C

Shares (including Option Shares listed in Exhibit C1)

Seller:	Shares

Frank B. Manning	2,228,273

Peter R. Kramer	482,053

Joseph Donovan	142,500

Terry Manning	180,000

Bruce M. Kramer	142,858

Bruce M. Kramer Living Trust U/A dated July 31, 1996	227,537

Elizabeth T. Folsom	20,000

Rebecca Manning	120,673

Total	3,543,894

EXHIBIT C-1

Option Shares

Seller:	Option Shares

Frank B. Manning	7,500

Peter R. Kramer	60,000

Joseph Donovan	60,000

Total	127,500

EXHIBIT D

Option Exercise Forms

[See attached.]

Zoom Telephonics, Inc.
Option Exercise Authorization Form

In accordance with the terms of my Stock Option Agreement dated _____________, I am hereby notifying you of my intention to exercise this option for ____________ shares of Zoom Common Stock with a grant price of $___________per share.

I am electing one of the three exercise options below:

1.	______ I intend to do a “same day sale,” buying the options on the same day the same number of shares are sold. I authorize the broker to sell shares at:

a)_______  Market price per share at the time of sale.

b)_______ At a limit price of a least $________ per share, good for the day___________.

c)________At a limit price of a least $________ per share, good until cancelled.

2. ______ I intend to have the shares issued to me in electronic form to be held by my broker as identified below.

3. ______ I intend to have the shares issued to Computer to be held in my name.

I acknowledge that this is a taxable transaction and that I am responsible for and will pay taxes (Federal, State, FICA and Medicare) according to current tax law.

Broker

Attn:
Phone:
Fax:

The Option Holder indemnifies Zoom and the Broker for any loss he/she may suffer as a result of their compliance with the Option Holder’s authorizations.

Signature of Option Holder	Print Name	Date

Acknowledged by:

Signature	Print Name	Date

EXHIBIT E

Form of Resignations

[See attached.]

October 9, 2020

Zoom Telephonics, Inc.
225 Franklin Street
Boston, Massachusetts 02110
Attn:  Board of Directors

Ladies and Gentlemen:

I hereby voluntarily tender my resignation as a member of the Board of Directors (the “Board”) of Zoom Telephonics, Inc. (the “Company”) and all committees thereof and of all subsidiaries of the Company and as a trustee of any benefit plans of the Company and any of its subsidiaries, such resignation to be effective immediately.  I hereby confirm that my resignation is not as a result of any disagreement between myself and the Company, its management, the Board or any committee of the Board, or with respect to any matter relating to the Company’s operations, policies or practices.

Sincerely,